SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 7, 2005
VIRBAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-24312	43-1648680
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3200 Meacham Boulevard
Fort Worth, Texas 76137
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 831-5030
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously disclosed in Virbac Corporation’s (the “Company” or “Virbac”), 2004 Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission on August 29, 2005, the Company is a named defendant in a putative class action lawsuit which was filed with in the United States District of Texas, Fort Worth Division, (the “Court”) on December 15, 2003 (the “Complaint”). On June 27, 2005, the parties to the Complaint engaged in a mediation session and reached a settlement in principle and on September 15, 2005 a final settlement agreement (the “Settlement Agreement”) was entered into. On September 16, 2005, the parties to the Complaint filed an agreed motion asking the Court to certify the class action, determine certain matters in connection with the proposed settlement of the Complaint (in conformity with the Settlement Agreement entered into by the parties), and dismiss the action upon the terms and conditions set forth in the Settlement Agreement. On October 4, 2005, the Court has granted preliminary approval of the Settlement Agreement.
     Under the terms of the Settlement Agreement, all persons who purchased or otherwise acquired Virbac common stock from May 3, 2001 to November 12, 2003, inclusive (the “Class”) are able to participate in the settlement as set forth in the Settlement Agreement and the proposed plan of allocation as described in a Settlement Fairness Hearing (the “Notice”) to be sent to the Class. Proper notice will be sent to all members of the Class which will stipulate the terms of the settlement and their appropriate courses of action. Following proper Notice to all members of the Class, the Court has scheduled a settlement hearing for Thursday, December 1, 2005, at 10:00 a.m. in the United States District Court for the Northern District of Texas, Fort Worth division, 501 West 10th Street, Fort Worth, Texas 76102-3673 at which time the Court will consider final approval of the Settlement Agreement.
     Separately, the Company has entered into an agreement with its insurance provider (the “Insurer”) which provides that the Insurer will pay the securities settlement payment as provided for in the Settlement Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRBAC CORPORATION
Date: October 7, 2005	By:	/s/ Jean M. Nelson
Jean M. Nelson
Executive Vice-President and Chief Financial Officer